Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS
Stamford, Connecticut August 7, 2009. Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the quarter ended June 30, 2009 of $4.6 million ($0.98 per share) compared to net income of $396,000 ($0.08 per share) for the quarter ended June 30, 2008.  For the six months ended June 30, 2009 the net loss was $5.7 million ($1.21 per share) compared to net income of $547,000 ($0.12 basic income per share and $0.11 diluted income per share) for the six months ended June 30, 2008.

The net loss for the quarter was primarily the result of the loan loss provision and the impact on interest income from a higher level of non-accrual loans.  The loan loss provision for the current quarter was $6.0 million compared to $1.1 million for the same period in the prior year.  The loan loss reserve at June 30, 2009 of $16.6 million represents 2.27% of total loans compared to 2.02% at December 31, 2008 when the loan loss reserve totaled $16.2 million.  Charge-offs and write downs for the most recent quarter were $6.1 million.  The vast majority of the charge offs and write downs were based on the reappraisal of real estate collateral and not losses on the sales of the properties.  The Bank expects operating losses to continue until the local real estate markets stabilize.

Non-accrual loans at June 30, 2009 were $119.9 million compared to $80.2 million at December 31, 2008.  Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the Bank has established a program whereby senior management meets with loan officers on at least a weekly basis to review and discuss major credits for the purpose of identifying any potential weaknesses.  In some cases this has resulted in an acceleration of the downgrading of certain loans whereby these loans are transferred to the loan workout group where they will receive more specialized handling.  Importantly, of the $119.9 million of non-accrual loans at June 30, 2009, twenty-five borrowers with aggregate balances of $48.8 million or 40% of the total continue to make payments and these loans are current as to payments within 30 days of the due date.  We expect non-performing assets to peak in the 4th quarter of 2009.  Based on our current projections, we anticipate that the local real estate market where the vast majority of our loans were originated should stabilize in the first half of 2010 which should result in a decline of non-accrual loans.

The increase in non-accrual loans during the current quarter is the result of management’s assessment and the determination for a potential defined weakness within each identified loan.  The level of non-accruals is not necessarily an indication of expected future charge-offs, as the loans are primarily all real estate related with substantial value in the underlying collateral.  Non-accrual loans, secured by residential and commercial real estate located within the Bank’s market area are analyzed by management and a committee comprised of board members and management.  In all cases, the Bank has obtained current appraisal reports from independent licensed appraisal firms and discounted those values for estimated liquidation expenses to determine estimated impairment.  The Bank continues to actively manage its construction loan portfolio.

An area of particular attention is the Bank’s construction loan portfolio. The Bank actively manages this portfolio which has been negatively impacted by the weak local real estate markets in 2008 and 2009.  Significantly, despite the weak real estate market, $110 million of Patriot construction loans were paid off in 2008 with no losses experienced.  This year a total of $47 million in construction loans were paid off in the first half of 2009 ending June 30, 2009. The Bank had established reserves of $1,832,191 for these $47 million of loans that were paid off in 2009 while the actual losses related to the loans were only $634,656.

The Bank has no subprime loans, negative amortization loans or option ARMS in its portfolio.  In addition, the Bank has no exposure to large tract home developments, nor does the Bank finance infrastructure loans.

Total loans outstanding decreased by $75.3 million, or 9.4%, from $804.8 million at December 31, 2008 to $729.5 at June 30, 2009.  Charge-offs represented $7.2 million of this decrease and $5.4 million was transferred to other real estate owned.  The remaining $62.7 million represented actual loan amortization and payoffs.  Construction loans decreased by $37.5 million, or 14.6%, and commercial real estate loans declined by $20.6 million, or 7.8%, as the Bank intentionally reduces its concentration in these product lines.  Residential loans increased by $5.1 million to $175.5 million at June 30, 2009.

Core deposits, excluding certificates of deposit, increased $69.8 million from December 31, 2008 to June 30, 2009.  All product lines showed increases as depositors placed funds in FDIC-insured bank products during these uncertain economic times.  Due to the current low rate environment customers chose to place funds in liquid instruments instead of locking in rates for fixed terms in certificates of deposit.

Net interest income decreased from $7.1 million for the quarter ended June 30, 2008 to $4.4 million for the quarter ended June 30, 2009.  The decrease was primarily related to the impact of non-accrual loans on interest income.  Lower yields on liquid assets, as the Bank continues to reduce its concentration in certain loan products, also contributed to the decline.  Net interest income was positively impacted by lower funding costs primarily in Bank deposits as interest on deposits decreased by 12.0% from $6.8 million for the quarter ended June 30, 2008 to $6.0 million for the quarter ended June 30, 2009.

Non-interest income decreased by $94,000, or 12.4%, from $761,000 to $667,000.  The change was primarily the result of earnings on the cash surrender value of life insurance which decreased by $67,000 due to the lower rate environment resulting in lower yields on the underlying agency mortgaged backed securities.  Non-interest expenses increased $1.0 million, or 15.6%, from $6.4 million for the quarter ended June 30, 2008 to $7.4 million for the quarter ended June 30, 2009.  Included in the increase was a $453,000 special assessment from the FDIC.  This assessment was made on all banks and was required to be recorded in the second quarter.  Data processing and other outside services, consisting primarily of consultants fees, increased by $394,000 during the most current quarter compared to the same period last year and professional services, consisting of accounting and legal fees, increased $358,000.  Salaries and benefits were lower by $427,000, or 12.7%, in the most recent quarter compared to the same period last year.

Capital ratios remain in excess of the regulatory definition for well capitalized institutions.  Mr. Howell stated that the Company continuously looks for ways to enhance capital.  The Company’s strategic and capital plans contemplate various alternatives to raise additional capital to support and strengthen the Bank’s capital levels.  Bancorp has engaged Sandler O’Neill to assist the Company in this process.  There can be no assurance that the Company will succeed in this endeavor.  Based upon current information, however, the Company expects to be able to report further on these efforts prior to the end of the third quarter.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York.  It also has a loan production office in Stamford, Connecticut.

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
	(000)	(000)	(000)	(000)
Net interest income	$4,404	$7,127	$9,932	$13,275
Non-interest income	667	761	1,689	1,515
Non-interest expense	7,447	6,370	13,753	12,592
Provision for loan losses	5,956	1,068	7,556	1,545
Income/(Loss) before taxes	(8,333)	449	(9,688)	652
Loans at period end	712,918	776,299	712,918	776,299
Deposits at period end	859,377	727,348	859,377	727,348
Assets at period end	980,836	904,427	980,836	904,427
Shares outstanding	4,763	4,752	4,763	4,752

Income/(Loss) per share	(0.98)	0.08	(1.21)	0.11

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2008.

In discussing financial results, the Company may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures.  The Company believes these non-GAAP measurements are useful to an understanding of the operating results of the Company’s core business.  These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies.